Exhibit 99

USANA Provides Preliminary Second Quarter Results

  Net Sales Expected to Exceed $147.0 Million; EPS at or above $0.85
  Leadership Team Transition Smoothly Implemented
  New Leadership Team Revises China Strategy

SALT LAKE CITY--(BUSINESS WIRE)--June 29, 2011--USANA Health Sciences, Inc. (NYSE: USNA) today reported that preliminary net sales for its fiscal second quarter ending July 2, 2011 are expected to exceed $147.0 million and earnings per share for the quarter are expected to be at or above $0.85. Earnings per share for the period will benefit by approximately $0.06 due to the recapture of unvested equity compensation expense related to the departure of certain executives from the Company. The Company plans to release final results for the second quarter, as well as update its annual financial guidance, after market close on July 26th. The Company will host a conference call to discuss its progress on Wednesday morning, July 27th.

Chief Executive Officer Dave Wentz said, “Our senior management transition announced on May 10, 2011 was smoothly and successfully implemented during the quarter, reflecting the strong leadership qualities and dedication of our management team, as well as the depth of our organization. We are grateful for the significant amount of time and input our Associate leaders provided our management team during this transition. After considering input from our Associate leaders, Deborah Woo, our new President of Asia Pacific, recommended a revised approach to our integration strategy for BabyCare in China. We implemented our new strategy mid-quarter and believe this revised approach contributed to our results for the quarter.”

Mr. Wentz continued, “The revised strategy entails a more gradual and natural transition of sales and Associate organizations between our Hong Kong market and BabyCare’s market in mainland China. While this revised approach helped drive our second quarter performance, the intended objective of this change is to drive long-term sales and customer growth in this region.”

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. Additionally, USANA’s wholly-owned subsidiary, BabyCare, Ltd., operates a direct selling business in China. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations